CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 333-119420 of Hartford Life and Annuity Insurance Company Separate Account Three, on Form N-4, of our report dated April 13, 2012, except for Note 7 as to which the date is December 28, 2012, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account Three as of December 31, 2011, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December 28, 2012